UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_________________

FORM 8-A/A
Amendment No. 1

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

Fresh Brands, Inc.
(Exact name of registrant as specified in its charter)

Wisconsin	39-2019963
(State of incorporation or organization)	(IRS Employer Identification No.)
2215 Union Avenue, Sheboygan, Wisconsin	53081
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
None	None

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. [_]

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. [X]

Securities Act registration statement file number to which this form relates: Not Applicable

Securities to be registered pursuant to Section 12(g) of the Act:

Common Share Purchase Rights
(Title of Class)

        This Form 8-A/A (Amendment No. 1) is filed by Fresh Brands, Inc. (the “Company”) to amend Item 1 of the Form 8-A filed by the Company on October 12, 2001 by adding the language below to the end of Item 1, and to file the exhibits listed under Item 2 to reflect the adoption of certain amendments to the Company’s Rights Agreement (the “Rights Agreement”), dated October 12, 2001, between the Company and American Stock Transfer & Trust Company (as successor Rights Agent to Firstar Bank, N.A.).

Item 1.     Description of Registrant's Securities to be Registered.

        On August 19, 2002, the Company entered into an Agreement of Substitution and Amendment to Rights Agreement with American Stock Transfer & Trust Company (the “First Amendment”) pursuant to which American Stock Transfer & Trust Company succeeded Firstar Bank, N.A. as the Rights Agent.

        In connection with the negotiation of an Agreement and Plan of Merger (the “Merger Agreement”), dated as of December 5, 2005, among the Company, Certified Holdings, Inc. and Pillow Acquisition Corp., the Company and American Stock Transfer & Trust Company, as Rights Agent (the “Rights Agent”), entered into a Second Amendment to Rights Agreement (“Second Amendment”), dated as of December 5, 2005, immediately prior to the execution of the Merger Agreement. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Rights Agreement.

        The Second Amendment amended the Rights Agreement to provide, among other things, that neither Certified Holdings, Inc. nor any of its Subsidiaries, Affiliates or Associates (collectively, “Certified”) shall be, or shall be deemed to be, an Acquiring Person by virtue of or as a result of (A) the execution of the Merger Agreement or any agreements, arrangements or understandings entered into by Certified contemplated by the Merger Agreement if such agreements, arrangements or understandings are in accordance with the terms and conditions of the Merger Agreement; (B) the announcement of the Merger Agreement or the Merger (as defined in the Second Amendment); (C) the consummation of the Merger; or (D) the consummation of the other transactions contemplated by the Merger Agreement upon the terms and conditions of the Merger Agreement. Each event described in subclauses (A), (B), (C) and (D) is referred to herein as an “Exempted Transaction.”

        In addition, pursuant to the Second Amendment, Certified shall not be deemed to be a Beneficial Owner of, or to beneficially own, any securities solely by virtue of or as a result of any Exempted Transaction.

        In addition, pursuant to the Second Amendment, a Distribution Date shall not be deemed to have occurred by virtue of or as a result of any Exempted Transaction and a Shares Acquisition Date shall not be deemed to have occurred by virtue of or as a result of the announcement of any Exempted Transaction. In accordance with the Second Amendment, the Rights Agreement will terminate immediately prior to the effective time of the Merger, but only in the event such effective time shall occur.

        The descriptions of the First Amendment and Second Amendment contained herein do not purport to be complete and are qualified in their entirety by reference to the Rights Agreement, as amended and the First Amendment and Second Amendment, which are filed herewith as Exhibits 4.1, 4.2 and 4.3 and incorporated herein by reference.

Item 2.     Exhibits.

4.1	Rights Agreement, dated as of October 12, 2001, between Fresh Brands, Inc. and American Stock Transfer & Trust Company (as successor Rights Agent to Firstar Bank, N.A.). [Incorporated by reference to Exhibit 4.1 of the Registration Statement on Form 8-A filed by Fresh Brands, Inc. on October 12, 2001]

4.2	Agreement of Substitution and Amendment to Rights Agreement, dated August 19, 2002, between Fresh Brands, Inc. and American Stock Transfer & Trust Company. [Incorporated by reference to Exhibit 4.5 of the Quarterly Report on Form 10-Q for the quarter ended July 13, 2002 filed by Fresh Brands, Inc. on August 27, 2002]

4.3	Second Amendment to Rights Agreement, dated December 5, 2005, between Fresh Brands, Inc. and American Stock Transfer & Trust Company. [Incorporated by reference to Exhibit 4.1 of the Current Report on Form 8-K filed by Fresh Brands, Inc. on December 6, 2005]

SIGNATURE

        Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

FRESH BRANDS, INC.
Date: December 6, 2005	By: /s/ John H. Dahly
John H. Dahly
Executive Vice President and Chief Financial Officer

FRESH BRANDS, INC.
FORM 8-A/A
EXHIBIT INDEX

Exhibit	Description
Number
4.1	Rights Agreement, dated as of October 12, 2001, between Fresh Brands, Inc. and American Stock Transfer & Trust Company (as successor Rights Agent to Firstar Bank, N.A.). [Incorporated by reference to Exhibit 4.1 of the Registration Statement on Form 8-A filed by Fresh Brands, Inc. on October 12, 2001]

4.2	Agreement of Substitution and Amendment to Rights Agreement, dated August 19, 2002, between Fresh Brands, Inc. and American Stock Transfer & Trust Company. [Incorporated by reference to Exhibit 4.5 of the Quarterly Report on Form 10-Q for the quarter ended July 13, 2002 filed by Fresh Brands, Inc. on August 27, 2002]

4.3	Second Amendment to Rights Agreement, dated December 5, 2005, between Fresh Brands, Inc. and American Stock Transfer & Trust Company. [Incorporated by reference to Exhibit 4.1 of the Current Report on Form 8-K filed by Fresh Brands, Inc. on December 6, 2005]